October 24, 2018

Bank of America Names Clayton S. Rose to Board of Directors

CHARLOTTE – Bank of America’s Board of Directors today appointed Clayton S. Rose as director, effective immediately. He is a member of the Audit and Compensation and Benefits committees.

Dr. Rose, 60, served as a director from 2013 until 2015, when he was named to his current position as president of Bowdoin College in Brunswick, Maine. He is a former senior executive with J.P. Morgan & Co. Inc. During his approximately two decades with the firm, he headed two of the five major lines of business – Global Investment Banking and Global Equities – and was a member of the senior management team. He was a founder of J.P. Morgan’s equities business, and had management roles in securities, derivatives, and corporate finance businesses.

A former professor at the Harvard Business School, Dr. Rose also taught at the Graduate School of Business at Columbia University and the Stern School of Business at New York University. His teaching and writings range from strategy to corporate responsibility, moral leadership and ethics, managerial values, and business engagement with societal challenges.

“We welcome Clayton back to our board,” said Chairman and Chief Executive Officer Brian Moynihan. “In every dimension of how we drive Responsible Growth – focusing on our clients, managing risk well, and ensuring that growth is sustainable – Clayton brings terrific perspective.”

“Clayton’s expertise in a range of financial and strategic disciplines, enhanced by his experience as an academic leader, will add important judgment and diverse insight to our board,” said Lead Independent Director Jack Bovender.

Dr. Rose received his Ph.D. in sociology from the University of Pennsylvania. He earned an A.B. and MBA from the University of Chicago, and an M.A. from the University of Pennsylvania. He is a trustee of the Howard Hughes Medical Institute, the nation’s largest private supporter of academic biomedical research.

The board is composed of 16 directors, 15 of whom are independent. Eleven of the independent directors joined the board since the company’s 2012 annual meeting.

Bank of America
Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 67 million consumer and small business clients with approximately 4,400 retail financial centers, approximately 16,100 ATMs, and award-winning digital banking with more than 36 million active users, including nearly 26 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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Reporters May Contact:
Lawrence Grayson, Bank of America, 1.704.995.5825
lawrence.grayson@bankofamerica.com